EXHIBIT 10.9
                          SYSTEMS INTEGRATOR AGREEMENT


Adzone Research                             Raytheon Company
                                            1768 Business Center Drive
                                            Reston, VA 20190

Point of Contact: Dan Wasserman             Point of Contact: Cordell Hansen
Telephone: 703-201-5123                     Telephone: (703) 759-1336
Email: dw@adzoneresearch.com                Email: Cordell_R_Hansen@Raytheon.com

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1.       DEFINITIONS

         1.1 "Licensed Products" shall refer to those proprietary Adzone computer software products (including related user documentation) described on Exhibit A. Licensed Products shall also include all updates, enhancements, and modifications to the Licensed Products which are provided by Adzone to Integrator.

         1.2 "End-User" shall mean an individual, corporation, partnership or other entity which has sub-licensed a Licensed Product from Integrator.

         1.3 "Effective Date" shall mean the date of the last signature affixed to this Agreement.

2.       LICENSE GRANT

         2.1 Limited License. Subject to the terms and conditions of this Agreement, Adzone grants to Integrator the right to promote, resell and support the Licensed Products on a non-exclusive basis to all United States Commercial and Federal government entities in North America.

         2.1 Prohibition Against Assignment. Integrator shall not assign or subcontract any of its duties or obligations under this Agreement, without the prior written consent of Adzone.

3.       OBLIGATIONS OF INTEGRATOR

         3.1 End-User Agreements. Integrator shall sublicense the Licensed Products to End-Users only pursuant to terms and conditions, which are substantially the same as the software license agreement attached as Exhibit B to this Agreement ("Software License Agreement"). Adzone shall have no liability or obligation for any change or amendment to the Software License Agreement which has not been approved by Adzone in writing.

         3.2 Proposal Commitment. Adzone and Integrator agree that the relationship between the parties is non-exclusive. Notwithstanding this relationship, Integrator and Adzone agree to use their best efforts to use the Licensed Products in any integration opportunity that is proposed by either party.

4.       SUPPORT OF LICENSED PRODUCTS

         4.1 Integrator Support. Integrator shall, at its expense, provide to End-Users support and maintenance services, including, but not limited to assistance in the installation, operation, and use of the Licensed Products, training, answering questions, explaining operation procedures and devising workarounds to solve End-User problems.

         4.2 Support Services. Adzone shall supply technical support and maintenance services to the Integrator for the Licensed Products ("Support Services") upon payment of the maintenance fees outlined in Exhibit C.

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         4.3      Enhancements  Requested by  Integrator.  Adzone will  consider developing specialized enhancements to the Licensed Products requested by Integrator on a case-by-case basis. Adzone reserves the right in its discretion to accept or reject development of such specialized enhancements. If Adzone agrees to develop the specialized enhancements it shall provide Integrator with a written proposal describing the scope,
                  timing   and   prices  of  such   development   efforts.   All
                  enhancements  developed by Adzone  pursuant to this subsection
                  shall  be  subject  to  the  terms  and   conditions  of  this
                  Agreement.

5.       PRICE AND PAYMENTS

         5.2 Licensed Products. Integrator shall pay Adzone, then current commercial list price for the authorized Licensed Products less a discount that is mutually agreeable by both parties on an order-by-order basis.

         5.3      Pricing Changes.


                  5.3.1 The pricing contained within this Agreement are subject to change by Adzone at any time. Increases in prices shall not become effective as to Integrator for at least sixty (60) calendar days from Integrator's receipt of written notice of such increase. All Licensed Products shipped on or after the date of any price decrease will be shipped or provided and invoiced at the price in effect at the time of shipment.

                  5.3.2 In the event Integrator has submitted a proposal in response to a government or commercial solicitation, and said proposal was submitted prior to receipt of any Adzone price increase, Adzone's list price at the time the proposal was submitted by the Integrator shall remain fixed through the initial validity period as set forth in the proposal. Integrator agrees that any subsequent proposal extension(s) or contract award(s) where the proposal validity period had been extended after notice of a price increase by Adzone will be subject to Adzone's then current list price for the Licensed Products and/or Support Services.

         5.4 Payments and Late Charges. All payments due under this Agreement shall be made in United States Dollars and due net 30 days from the invoice date. Late payments shall bear interest on the sum due, from the date due, at the rate of one and one-half percent (1-1/2%) per month or the highest rate permitted by law, whichever is greater.

6.       LICENSED PRODUCTS ORDERS

         6.1      Purchase Orders.


                  6.1.1 Integrator shall send a separate written purchase order ("P.O.") to Adzone for every End User sale prior to the installation and integration of the Licensed Product. Each P.O. must contain the End User's name and address, part numbers and quantities for the Licensed Products, and any other deliverables to be supplied under this Agreement. All P.O.'s shall be subject to acceptance by Adzone and shall not be binding until the earlier of receipt by Integrator of written notice of Adzone's acceptance of such order or shipment of such order, and in the case of acceptance by shipment, only as to the portion of the order actually shipped.

                  6.1.2 In the event Integrator has sold maintenance or support to the End User for the Licensed Products, the P.O. shall include the corresponding annual maintenance charge.

                  6.1.3 All P.O.'s shall be in accordance with the terms and conditions of this Agreement. No other conditions or modifications of such terms and conditions, including those set forth in Integrator's P.O.'s, will be effective unless specifically agreed to in writing by both parties. Adzone's failure to object to provisions contained in any P.O. or other communication from Integrator shall not be construed as a waiver of this subsection

         6.2 Taxes. Integrator shall pay any and all taxes, license fees, assessments, customs, or other duties and fees paid or payable upon Adzone's sale or shipment of Licensed Products, provided, however, that Adzone shall be liable for payment of all taxes levied on its net income arising out of or related to this Agreement.



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7.       TRADEMARK USAGE

         7.1 Use of Trademarks. During the term of this Agreement, Integrator shall have the right to indicate to the public that it is an authorized reseller of Adzone's Licensed Products and Support Services and to advertise such Licensed Products and Support Services under the trademarks and trade names that Adzone may adopt from time to time, including but not limited to those set forth on Exhibit A. Integrator shall not alter or remove any of Adzone's trademarks from the Licensed Products. Nothing in this Agreement shall grant to Integrator any right, title or interest in Adzone's trademarks. At no time during or after the term of this Agreement shall Integrator challenge or assist others to challenge Adzone's trademarks or the registration, of Adzone's trademarks, or attempt to register any trademarks or trade names confusingly similar to those of Adzone.

         7.2 Prior Approval. All representations of Adzone's trademarks that the Integrator intends to use shall first be submitted to Adzone for approval (which shall not be unreasonably withheld) of design, color and other details or shall be exact copies of those used by Adzone.

8.       DISCONTINUANCE/ADDITIONS OF THE LICENSED PRODUCTS

Adzone may discontinue any of the Licensed Products by giving Integrator not less than ninety (90) days written notice prior to such discontinuance. New Licensed Products may be added to Exhibit A from time to time during the term of this Agreement with reasonable prior written notice to Integrator. The terms and conditions of this Agreement shall apply to any new Licensed Products. Integrator may qualify to resell new Licensed Products by meeting any additional demonstration and training requirements of Adzone related to such new Licensed Products.

9.       PROPRIETARY RIGHTS RESTRICTIONS

Integrator shall not, under any circumstances, reverse assemble or reverse compile the Licensed Products, in whole or in part, nor will Integrator use any mechanical, electronic or other methods to trace, decompile, disassemble, or identify the source code (inclusive of literal content, structure, organization, concepts, technology and methods) of the Licensed Products, in whole or in part. Integrator shall not take any action that infringes or is inconsistent with any of Adzone's rights in or to any of the Licensed Products or any patents, copyrights, trademarks, trade names, trade secrets or other related proprietary rights.

10.  WARRANTIES

         10.1.    Standard  Limited  Warranty.   Integrator  shall  pass  on  to
                  End-Users Adzone's standard limited warranty for the Licensed Products, including the limitations set forth in Exhibit B.

         10.2 Disclaimer of Warranties. Adzone does not warrant that the functions contained in the Licensed Product or in any update will meet the requirements of the Integrator or End-Users or that the operation of the Licensed Product or update will be uninterrupted or error free. The warranty does not cover any copy of the Licensed Product or any updates which has been altered or changed in any way by the Integrator, the End-User, their employees or agents. Adzone is not responsible for problems caused by changes in or modifications to the operating characteristics of any computer hardware or operating system for which the Licensed Product or an update is acquired, nor is Adzone responsible for problems which occur as a result of the use of the Licensed Product in conjunction with software or with hardware which is incompatible with the operating system for which the Licensed Product is being acquired. ADZONE DISCLAIMS ANY AND ALL IMPLIED WARRANTIES INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.      LIMITATION OF LIABILITY

         IN NO EVENT SHALL ADZONE OR ANY OF ITS DIRECTORS, OFFICERS, AGENTS, EMPLOYEES OR ADVISORS BE LIABLE IN CONTRACT OR IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY AND NEGLIGENCE) OR FOR ANY WARRANTY OR UPON ANY OTHER LEGAL OR EQUITABLE GROUND FOR ANY LOSS OF USE, PROFIT OR REVENUE, OR FOR ANY LOSS OR EXPENSE, OR ANY DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR OTHER DAMAGES INCURRED OR SUFFERED, IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE LICENSED PRODUCTS OR SUPPORT SERVICES. IN THE EVENT THAT ANY LICENSED PRODUCT FAILS OR IS REJECTED, THE EXCLUSIVE REMEDY SHALL BE, AND ADZONE SHALL ONLY BE RESPONSIBLE FOR THE CORRECTION OR REPLACEMENT OF SUCH LICENSED PRODUCT OR THE RETURN OF ANY FEE PAID TO ADZONE FOR LICENSING SUCH LICENSED PRODUCT. THE LIABILITY OF ADZONE FOR ANY CLAIM, LIABILITY, DAMAGE, PENALTY, LOSS OR EXPENSE IN RESPECT OF SUCH LICENSED PRODUCT SHALL BE LIMITED IN AMOUNT TO THE FEE PAID TO ADZONE FOR LICENSING SUCH LICENSED PRODUCT.

12.      TERM

The Agreement shall commence on the Effective Date and remain in effect for a period of one (1) year ("Initial Term"). Thereafter, this Agreement shall automatically renew on its anniversary date for successive one (1) year terms, unless either party notifies the other of its intention not to renew at least thirty (30) days before such anniversary date or the Agreement is otherwise terminated as provided below.

13.      TERMINATION

         13.1 Termination by Adzone. Adzone shall have the right to terminate this Agreement at any time effective upon sixty (60) days written notice to Integrator. In addition, Adzone may terminate this Agreement immediately by notice in writing if:
                  (i) Integrator fails to pay sums when due under the terms of this Agreement; or (ii) Integrator violates Adzone's proprietary rights.

         13.2 Termination for Bankruptcy, Insolvency or Material Breach. Either party may terminate this Agreement immediately by notice in writing to the other if: (i) a receiver is appointed for the other party's business or assets; or (ii) the other party becomes or threatens to become or is at risk of becoming insolvent or begins bankruptcy proceedings; or (iii) if any substantial part of the other party's property becomes subject to any levy, seizure, assignment, application or sale by any creditor or governmental agency and materially affects such party's ability to perform its obligations under this Agreement; or (iv) one party defaults on any of its obligations under this Agreement, the other party shall give written notice of such default, and, if the party in default has not cured the default within thirty (30) days of the notice, the other party shall have the right to terminate this Agreement.

         13.3 Effect of Termination or Expiration. Upon termination or expiration of this Agreement, Integrator shall: (a) make such disposition of price and Licensed Product lists, advertising materials and other materials furnished by Adzone to Integrator as Adzone may direct; (b) cease using any Adzone trademark, trade name, or other proprietary rights in association with the Licensed Products and Support Services; and (c) certify in writing within ten (10) days of termination or expiration that Integrator has complied with the provisions of clauses (a) and (b) of this subsection. Adzone may, in its sole discretion, agree to fulfill orders accepted by Adzone prior to termination or expiration, subject to Adzone's right to require prepayment for such orders. Termination or expiration of this Agreement shall not affect rights of End-Users to use the Licensed Products in accordance with the terms and conditions of their Software License Agreements.

         13.4 Other Remedies. Termination of this Agreement shall be in addition to any other remedies which either party may have under this Agreement or otherwise.

         13.5 Survival. The provisions of subsections 5.4, 6.2, 10.2, 13.3, 13.4, and 13.5 and Sections 9, 11, 14 and 15 shall survive any termination or expiration of this Agreement.

14.      CONFIDENTIALITY

         14.1 Definition. Both parties acknowledge that during the term of this Agreement they may be provided with certain confidential information belonging to the other party. For purposes of this Agreement the term "Confidential Information" shall include, but not be limited to, trade secrets, ideas, processes, programs source code, formulas, materials, substances, sources of supplies, technology, research, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, prices, costs, customer lists, marketing information and strategies.

         14.2 Exclusion. Notwithstanding the provisions of subsection 14.1, the term "Confidential Information" shall not include any information or material that is: (a) already in the possession of the other party, its subsidiaries, employees or agents without prior restrictions; (b) independently developed by the other party, its subsidiaries, employees or agents; (c) publicly disclosed by the other party; or (d) made available by the other party, its subsidiaries, employees or agents to others without restriction.

         14.3 Obligations. Integrator and Adzone agree they will not: (a) disclose Confidential Information except to their respective subsidiaries, employees and agents who require access to such Confidential Information to perform their respective tasks, and/or (b) use any such Confidential Information except for the purposes expressly provided in this Agreement. The standard of care to be utilized by each party in its obligations of nondisclosure and restricted dissemination shall be the standard of care utilized by each party in handling its own information of like sensitivity which is not intended for public disclosure or dissemination to third parties.

15.      GENERAL PROVISIONS

         15.1 Equitable Remedies. Integrator agrees that Adzone's rights in and to the Licensed Products and the Confidential Information (as defined in this Agreement) are unique and that the remedies at law are insufficient to compensate Adzone for any infringement of such rights. Adzone shall be entitled to such injunctive and other equitable relief as may be necessary to protect, maintain, defend, enforce and preserve such rights, but shall not be precluded from obtaining any remedy at law in respect of such rights.

         15.2 No Agency Relationship. Integrator acknowledges it intends to distribute the Products to End-Users for Integrator's own account and that this Agreement does not create an agency, joint venture, or partnership relationship between Adzone and Integrator. Integrator further acknowledges that it has no authority to act for or to bind Adzone in any way, to execute agreements on behalf of Adzone or to represent that Adzone is in any way responsible for Integrator's actions or omissions.

         15.3 Notices. All notices and demands of any kind provided for in this Agreement shall be given in writing and shall be effective when either served by personal delivery or upon receipt, via mail, return receipt requested, or next day air service, postage prepaid, or facsimile at the addresses listed in this Agreement

         15.4 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, U.S.A., without regard to its principles of conflicts of law and the parties agree to submit to the jurisdiction of the appropriate state or federal court located in the State of New York.

         15.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their successors and assigns. However, this Agreement shall not be assignable by Integrator without Adzone's prior written consent, which Adzone may withhold in its absolute discretion. Any assignment of this Agreement by Integrator without such consent shall be null and void.

         15.6. Legal Actions. Integrator agrees to safeguard all proprietary rights of Adzone and licensing commitments to the Licensed Products. Integrator agrees to notify Adzone promptly of any legal notices, claims or actions directly or indirectly relating to the Licensed Products. Integrator agrees not to enter into or compromise any legal action or other proceeding relating to the Licensed Products without the prior written consent of Adzone.

         15.7 Audit Rights. At Adzone's own expense, Adzone shall be entitled to an annual audit of Integrator's records by an independent firm of certified public accountants, certifying that the P.O.(s) provided to Adzone under this Agreement are a true and fair representation of the payments due to Adzone as required by this Agreement. Selection of an independent auditor will be at the sole discretion of Adzone. In the event the audit proves that the P.O.(s) provided and fees paid to Adzone were deficient, Integrator agrees to reimburse Adzone for the deficiency as well as any late charges. In the event the deficiency is deficient by ten percent (10%) or more, Integrator agrees to reimburse Adzone for the deficiency as well as any late charges and the reasonable costs of the accountants conducting the audit.

         15.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement in that jurisdiction or affecting the validity or unenforceability of such provision in any other jurisdiction.

         15.9 Entire Agreement. This Agreement, together with the contents of the attached Exhibits (which Exhibits are incorporated by reference), contains the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements relating to such subject matter, written or oral, between the parties. Amendments to this Agreement must be in writing and signed by the duly authorized officers of the parties.

         15.10 Export Restrictions. The export, distribution and disclosure of the Licensed Products are subject to United States Export Administration Regulations

         15.11 Attorney's Fees. In the event of any litigation or arbitration between the parties arising out of or related to this Agreement, the prevailing party therein shall be entitled to recover its costs and attorney's fees


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date:


Adzone Research                                      Raytheon Company


By: /s/ DANIEL WASSERMAN                    By: /s/ CORDELLHANSEN
   ----------------------------                ------------------------------

Name: Daniel Wasserman                      Name: Cordell Hansen
     --------------------------                  ----------------------------

Title: Executive Vice President             Title: Subcontracts Administrator
       ------------------------                    --------------------------

Date:June 21, 2002                      Date: June 21, 2002


Exhibits to this Agreement:
--------------------------

Exhibit A -Licensed Product
Exhibit B - Form of Software License Agreement
Exhibit C - Startup Costs

EXHIBIT A

Authorized Licensed Products


1.       AdZone Online Custom Research Systems

AdZone Research, Inc., based in Riverhead, NY has developed a system for tracking events that occur on web pages. Currently they track events from 30 different countries. Actual results can range from short-term postings, to "hidden in plain sight" links, to modified segments in graphics or sound files, to unauthorized additional scripting in the text-based headers, etc.

The AdZone NetGet(TM) technology is based on an extremely open platform that is composed of four integrated elements:

Crawler
Artificial Intelligence agent (AI)
Database
Report generator

The Crawler was specifically designed to be language independent and format transparent (i.e. enhanced with steganographic capabilities). After it's initial pass, a baseline is established against which all future deviations are both identified and stored. Furthermore, it immediately engages the AI agent to follow all the links it finds on targeted web pages. These are then aggregated and analyzed to determine if historical data needs to be re-examined (to re-open prior trails) and to "learn" new strategies on a going-forward basis. Finally, these two elements (Crawler and AI agent) are able to both cycle on a non-standard, yet effectively continuous, basis so that the target sites do not see unusual levels of activity. The system has the capability to "peer" within all types of content (graphics, multimedia, scripts, etc.) to look for information, which may be hidden therein.

All the subsequent data is stored in a specially designed database structure composed of fifty-plus interwoven sub-bases. This facilitates the operation of the AI agent while providing a panoply of reports that can be generated.

In its current application (the analysis of competitive advertising messages on the Internet) the system tracks 500,000 URLs, but is fully scalable to 30 million for anti-terrorism applications.

The end user will receive data and custom tools, as required, for each individual situation along with integration and/or export functionality to second level data manipulation software such as Excel, Access, FoxPro, Progress, Oracle, KMVS (Raytheon), etc.

EXHIBIT B

Form of Software License Agreement

ADZONE RESEARCH SOFTWARE LICENSE

This Software License Agreement is made by and between Adzone Research. (hereinafter "Adzone"), a corporation organized and existing under the laws of the state of Delaware, with its principal place of business at 211 Roanoke Avenue, Riverhead, NY 11901, and Raytheon Company Imagery and Geospacial Systems Division (hereinafter "Customer"), a corporation organized and existing under the laws of the state of Texas, with its principal place of business at 1200 Jupiter Road Garland, Texas 75042.

This Agreement consists of (1) the accompanying Terms and Conditions and (2) one or more Program Descriptions adopted from time to time with reference to this Agreement.

A separate Program Description will apply to each Program licensed from Adzone under this Agreement. The Program Description will identify the Program and indicate the Designated Location, License Fees, Term of License, and Implementation Schedule for that Program. Each Program Description will refer to this Agreement and will become effective as an integral part of this Agreement upon its execution by both you and Adzone.

Adzone also offers, by separate agreements, annual maintenance services and a source code escrow for each Program.

BY SIGNING BELOW, IT IS AGREED THAT THIS AGREEMENT, INCLUDING THE ACCOMPANYING TERMS AND CONDITIONS, AND THE PROGRAM DESCRIPTIONS ADOPTED HEREUNDER, IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES AND SUPERSEDES ALL PROPOSALS OR PRIOR AGREEMENTS, ORAL OR WRITTEN, AND ALL OTHER COMMUNICATIONS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF. THIS AGREEMENT SHALL BECOME EFFECTIVE WHEN IT AND AN INITIAL PROGRAM DESCRIPTION ARE ACCEPTED AND EXECUTED BY YOU AS THE CUSTOMER AND APPROVED AND EXECUTED BY ADZONE.




Accepted By:                                  Approved By:

Raytheon Company                              Adzone Research
----------------------------------            ----------------------------------

By:                                           By:
   -------------------------------                ------------------------------

Name: Cordell Hansen                          Name:
      ----------------------------                  ----------------------------

Title: Subcontracts Administrator             Title:
       ---------------------------                   ---------------------------

Date:                                         Date:
     -----------------------------                 -----------------------------

TERMS AND CONDITIONS

1. General. "You" means the single end-user customer organization signing this Agreement. Your license shall extend to your affiliates, if so provided in the Program Description and to the extent so provided, so long (and only so long) as they remain under your control (in the sense that you own or control, directly or indirectly, stock or other interest in the affiliate representing more than fifty percent (50%) of the aggregate stock or other interest entitled to vote on decisions reserved to a vote by owners of such stock or other interest).

2. License Grant. Unless otherwise provided in the Program Description, This Agreement permits you to use one copy of the specified version of the Adzone software product identified in the Program Description ("Program") on the single computer for which the appropriate License fee was paid, provided the Program is in use on only one computer at any time by only the number of users for which you have paid a License fee. Concurrent use on two or more computers is only authorized to the extent that you have acquired such authorization by the payment of the appropriate license fees. If the anticipated number of users of the Software will exceed the number of applicable Licenses, then you must have a reasonable mechanism or process in place to assure that the number of persons using the Software concurrently does not exceed the number of Licenses.

Unless otherwise provided in the Program Description, you may not use the Program(s) to process accounts or records or to generate output data for the direct benefit of, or for purposes of rendering services to, any other business entities or organizations.

3. Object Code. Unless otherwise provided in the Program Description, the Program(s) are provided in and may be used in machine-readable object code form only.

4. Back-up Copies. You may make one (1) copy of each Program in machine-readable, object code form, for nonproductive backup purposes only, provided that you reproduce and include Adzone's copyright notice and proprietary legend on each backup copy. Each backup copy must be stored in a safe and secure location. All copies of all Programs must be accounted for upon Adzone's request.

5. End-User Materials. End-User Materials that accompany the Program(s) are provided solely to support your authorized use of the Program(s). You may not use, copy, modify, or distribute the End-User Materials, or any copy, adaptation, transcription, or merged portion thereof, except as expressly authorized by Adzone by separate written agreement.

6. Term of License. The Term of your license for each Program is indicated in the applicable Program Description. Upon expiration of the Term, each license is renewable for successive renewal terms of the same length, at your option and upon payment of Adzone's then-current license fee.

7. Delivery. Adzone will use its best efforts to deliver each Program in accordance with the Delivery Schedule included in the applicable Program
Description. Adzone will not be responsible for delays caused by events or circumstances beyond its reasonable control. You are responsible for obtaining computers and operating systems compatible with the Program(s), as shown in the technical specifications for each Program. Installation shall be complete when a copy of the Program has been installed on your computer system at the Designated Location and the Program is activated after receipt of the applicable activation code by Adzone. Completion of installation shall constitute your acceptance of the license for the Program, but shall not affect any warranties still in effect under Paragraph 16.

8. License Fees. You agree to pay the License Fees for your license of a Program upon shipment of the Program. If additional License Fees are specified for a Program (e.g, annual license fees or incremental license fees for multi-copy or LAN licenses), they shall be paid as provided in the applicable Program Description.

9. Other Charges. License fees do not include installation services, travel and living expenses for, installation and training, file conversion costs, optional products and services, consulting services requested by End-User, or the costs of any recommended hardware. You agree to pay such fees and costs, when and as the services are rendered and the expenses incurred, as invoiced by Adzone. Adzone reserves the right to require prepayment or advance deposit for services or expenses in some instances. You are also responsible for sales or use taxes and state or local property or excise taxes associated with your licensing, possession, or use of the Program(s).

10. Late Charges. If any fee or cost is not paid within thirty (30) days after it is due, Adzone may, at its option, charge interest at a rate of one and one-half percent (1 1/2%) per month (eighteen percent (18%) per annum) or, if less, the highest rate allowed by applicable law) from the date such fee or charge first became due.

11. Maintenance and Consulting. In order for Adzone to provide software maintenance for the Program, you must purchase yearly maintenance at Adzone's current commercial list rates, unless otherwise stated in the attached Program Description. Adzone shall have no responsibility to maintain the Program unless you purchase annual maintenance provided by Adzone. In the event that you request consulting services that are beyond the scope of this Agreement and the Software Maintenance Agreement, Adzone may provide such services or recommend appropriate outside consultants. In all cases, fees for such services will be charged at Adzone's standard rates and you will be responsible for paying such fees, plus any necessary travel and lodging and per diem expenses if services are provided more than fifty (50) miles from the nearest service location.

12. Customer Responsibilities. You are responsible for the following actions:

a)       Determining whether the Program(s) will achieve the results you desire;
b) Procuring, installing, and operating computers and operating systems to run the Program(s);
c) Providing a proper environment and proper utilities for the computers on which the Program(s) operate, including an uninterrupted power supply;
d) Selecting and training your personnel so they can operate computers and so they are familiar with the accounts and records that serve as input and output for the Program(s); and
e) Establishing adequate operational back-up provisions in the event of a defect or malfunction that renders the Program(s) or the computer systems on which they run inoperative.

Adzone reserves the right to charge additional service fees if an operator seeks assistance with respect to such basic information or any other matters not directly relating to the operation of the Program(s). Adzone does not hold itself out as a professional expert and adviser regarding your computer or information needs. Adzone is not responsible for obsolescence of the Program(s) that may result from changes in your requirements.

13. Proprietary Protection. Adzone shall have sole and exclusive ownership of all right, title, and interest in and to the Program(s) and User Materials, all copies thereof, and all modifications and enhancements thereto (including ownership of all copyrights and other intellectual property rights pertaining thereto), subject only to the right and license expressly granted to you herein. This Agreement does not provide you with title or ownership of the Program(s), but only a right of limited use.

14. Limitations on Use, Etc. You may not use, copy, modify, or distribute the Program(s) (electronically or otherwise), or any copy, adaptation, transcription, or merged portion thereof, except as expressly authorized by Adzone, an applicable Program Description, or a separate written agreement signed by Adzone. You may not reverse assemble, reverse compile, or otherwise translate the Program(s). Your license may not be transferred, leased, assigned, or sublicensed without Adzone's prior written consent, except for a transfer of the Program(s) in their entirety to a successor in interest of your entire business who assumes the obligations of this Agreement. You may not install the Program(s) anywhere but the Designated Location(s) without Adzone's prior written consent (which will not be unreasonably withheld), provided that you may transfer the Program(s) to another location temporarily in the event of an interruption of computer operations at the Designated Location(s). You authorize Adzone to enter your premises in order to inspect the Program(s) during regular business hours to verify compliance with the terms of this Agreement.

15. Data. You acknowledge that data conversion is subject to the likelihood of human and machine errors, omissions, delays, and losses, including inadvertent loss of data or damage to media, that may give rise to loss or damage. Adzone shall not be liable for any such errors, omissions, delays, or losses, unless caused by its willful misconduct. You are responsible for adopting reasonable measures to limit the impact of such problems, including backing up data, and adopting procedures to ensure the accuracy of input data; examining and confirming results prior to use; and adopting procedures to identify and correct errors and omissions, replace lost or damaged media, and reconstruct data. You are also responsible for complying with all local, state, and federal laws pertaining to the use and disclosure of any data.

16. Warranty. For your benefit alone and for a period of ninety (90) days, Adzone warrants that the Program, when operated with the equipment configuration and in the operating environment specified by Adzone, will perform substantially in accordance with the technical specifications included or referred to in the applicable Program Description. The ninety (90) day period shall commence on the date of Software installation and code number activation or thirty days from the date of shipment, whichever is sooner. Adzone does not warrant that the Program will be error-free in all circumstances. In the event of any defect or error covered by such warranty, you agree to provide Adzone with sufficient detail to allow Adzone to reproduce the defect or error. As your exclusive remedy for any defect or error in the Program(s) covered by such warranty, and as Adzone's entire liability in contract, tort, or otherwise, Adzone will correct such error or defect at Adzone's facility by issuing corrected instructions, a restriction, or a bypass. If Adzone is unable to correct such defect of error after a reasonable opportunity, Adzone will refund the license fees paid for such Program. However, Adzone is not responsible for any defect or error not reported during the warranty period or any defect or error in a Program you have modified, misused, or damaged. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH, ADZONE SHALL HAVE NO LIABILITY FOR THE PROGRAM(S) OR ANY SERVICES PROVIDED, INCLUDING ANY LIABILITY FOR NEGLIGENCE; ADZONE MAKES AND YOU RECEIVE NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER COMMUNICATION; AND ADZONE SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

17. Limitation of Liability; Exclusion of Consequential Damages. The cumulative liability of Adzone to you for all claims relating to the Program(s) and any services rendered hereunder, in contract, tort, or otherwise, shall not exceed the total amount of all license fees paid to Adzone for the relevant Program(s) or services within the prior year. This limitation shall not apply to the indemnification provided in Paragraph 18. In no event shall either party be liable to the other for any consequential, indirect, special, or incidental damages, even if such party has been advised of the possibility of such potential loss or damage. The foregoing limitation of liability and exclusion of certain damages shall apply regardless of the success or effectiveness of other remedies.

18. Indemnification. If a third party claims that the Program(s) infringe any U.S. patent, copyright, or trade secret, Adzone will (as long as you are not in default under this Agreement or any other agreement with Adzone) defend you against such claim at Adzone's expense and pay all damages that a court finally awards, provided that you promptly notify Adzone in writing of the claim, and allow Adzone to control, and cooperate with Adzone in, the defense or any related settlement negotiations. If such a claim is made or appears possible, Adzone may, at its option, secure for you the right to continue to use the Program(s), modify or replace the Program(s) so they are noninfringing, or, if neither of the foregoing options is available in Adzone's judgment, require you to return the Program(s) for a credit equal to the previously paid license fees for the Program. However, Adzone has no obligation for any claim based on a modified version of the Program(s) or their combination, operation, or use with any product, data, or apparatus not provided by Adzone. THIS PARAGRAPH STATES ADZONE'S ENTIRE OBLIGATION TO YOU WITH RESPECT TO ANY CLAIM OF INFRINGEMENT.

19. Default. Should you fail to pay any fees or charges due hereunder or fail to carry out any other obligation under this Agreement or any other agreement with Adzone, Adzone may, at its option, in addition to other available remedies, terminate this Agreement or disable the Program(s), provided that it first gives you fifteen (15) days' prior notice in order to permit you to cure your default.

20. Termination. Upon termination of this Agreement as a result of your default, or upon expiration of the Term of your license unless renewed (but, in such case, only as to the Program(s) whose licenses have expired), your license will terminate, and you are required to return or destroy, as requested by Adzone, all copies of the Program(s) in your possession (whether modified or unmodified), and all other materials pertaining to the Program(s), including all copies thereof. You agree to certify your compliance with such requirement upon Adzone's request.

21. Notices. All notices or other communications required to be given hereunder shall be in writing and delivered either personally or by U.S. mail, certified, return receipt requested, postage prepaid, and addressed as provided in this Agreement or as otherwise requested by the receiving party. Notices delivered personally shall be effective upon delivery and notices delivered by mail shall be effective upon their receipt by the party to whom they are addressed.

22. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York as it applies to a contract made and performed in such state.

23. Modifications and Waivers. This Agreement may not be modified except by a writing signed by authorized representatives of both parties. A waiver by either party of its rights hereunder shall not be binding unless contained in a writing signed by an authorized representative of the party waiving its rights. The nonenforcement or waiver of any provision on one (1) occasion shall not constitute a waiver of such provision on any other occasions unless expressly so agreed in writing. It is agreed that no use of trade or other regular practice or method of dealing between the parties hereto shall be used to modify, interpret, supplement, or alter in any manner the terms of this Agreement.

Adzone Research
PROGRAM DESCRIPTION

Name of Program(s): ____________________________________________________________

Options:            ____________________________________________________________

Concurrent or Named
 Users Authorized:  ________ # of Concurrent Users or  ________ # of Named Users


# of Servers Authorized: ________



Customer name:
                  ____________________________________________________________

Ship to name:
                  ____________________________________________________________

Address:
                  ____________________________________________________________


Telephone Number: ____________________________________________________________


Fax Number:       ____________________________________________________________

Accepted By:

____________________________________________________

By: ________________________________________________


Name:_______________________________________________


Title: _____________________________________________


Date:_______________________________________________

EXhibit C


Startup Costs

Upon execution of this agreement, integrator shall receive the following:

1.       Not for Resell Software (check appropriate product):
         ---------------------------------------------------

         Not for Resell Software, as defined below, will be licensed for use in the Integrator's demonstration facility only. Additional copies of the Not for Resell Software may be purchased by Integrator at a 30% discount of the then current price list. All such Not for Resell Software shall include customary user documentation. Integrator agrees to keep the software installed and accessible at a designated location and to maintain the demonstration system in good operating condition. Any Not for Resell Software License's issued to Integrator are to be used for demonstration purposes only and resale is strictly prohibited.


2.       Not for Resell Software Maintenance:
         -----------------------------------

         Annual maintenance will be $0 per year for each. Not for Resell license issued to Integrator. Maintenance includes technical support access from 8:00 a.m. to 6:00 p.m. EST, Monday-Friday and updates and maintenance releases of the licensed software during the annual maintenance term.

3.       Adzone Product Training:
         -----------------------

         Integrator shall have at least, but not limited to, one (1) representative employed who has taken Licensor's then current technical training program, within one hundred and twenty (120) days from the execution date of this Agreement, relating to the operation, installation and maintenance of the Licensed Product(s) ("Program"). Training is available by Licensor at its then current rates less a twenty-five percent (25%) discount. Integrator shall be solely responsible for all transportation, lodging, meals or any other expenses incurred by its representatives in attending the Program. Every year subsequent to the first, Integrator agrees to have (1) representative attend Licensor's then current technical training program on a yearly basis for the duration of this Agreement.